UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 4, 2012

Aware, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-21129

Massachusetts	04-2911026
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

40 Middlesex Turnpike, Bedford, MA, 01730
(Address of principal executive offices, including zip code)

(781) 276-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 4, 2012, Mark G. McGrath, a director of Aware, Inc., informed Aware that he was resigning from the Board of Directors, effective May 4, 2012. In accordance with the Stock Appreciation Rights Award granted to Mr. McGrath on May 20, 2009, Mr. McGrath received a payment of 3,818 shares of common stock of Aware upon the termination of his services on the Board of Directors.

On May 8, 2012, upon the recommendation of Aware’s Nominating and Corporate Governance Committee, Aware’s Board of Directors appointed Brent P. Johnstone as a Class II Director and to serve as a member of the Board’s Audit Committee and Compensation Committee.  On May 9, 2012, Mr. Johnstone will receive a stock option award to purchase 25,000 shares of common stock of Aware.  The stock option award will have an exercise price per share equal to the fair market value of a share of Aware’s common stock on the date of grant, and will vest over three years.

Mr. Johnstone currently serves as CEO of Royal Pet Supplies where he has also served as a board member since March 2009.  Mr. Johnstone is also a managing director for Quarry Capital Management LLC, a private investment firm which he co-founded in 2005.  Prior to Quarry Capital Management LLC, Mr. Johnstone served as a vice president in the investment management division at Thomson Financial from 2003 to 2005.  From 2002 to 2003, Mr. Johnstone served as general manager of TheMarketsPro at TheMarkets.com.  Prior to TheMarkets.com, Mr. Johnstone co-founded and launched BulldogResearch.com, a financial website.  Prior to co-founding BulldogResearch.com, Mr. Johnstone worked in private client services at Lehman Brothers from 1998 to 1999 and worked as a strategic marketing associate at SystemSoft Corporation from 1995 to 1996.  Prior to SystemSoft, Mr. Johnstone worked in investment banking in Morgan Stanley’s real estate and technology corporate finance teams from 1993 to 1995.  Mr. Johnstone received a B.A. from Harvard College and an M.B.A. from the Harvard Business School.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AWARE, INC.

By:	/s/ Kevin T. Russell
Kevin T. Russell
Co-President and co- Chief Executive
Officer

Date: May 8, 2012